EMPLOYMENT AGREEMENT

                                 By and Between

                         DANIELSON HOLDINGS CORPORATION
                                       and
                                 MICHAEL CARNEY






                                 April 14, 1999

                                TABLE OF CONTENTS
                                                                           Page

         1.       Employment..................................................1

         2.       Duties and Responsibilities of Employee.....................1

         3.       Non-Exclusivity of Service  ................................2

         4.       Compensation; Bonus.........................................2

         5.       Benefits....................................................2

         6.       Term of Employment..........................................3

         7.       Confidentiality............................ ................3

         8.       Non-Competition; Non-Solicitation...........................4

         9.       Termination.................................................5
                  (a)      Cause. ............................................5
                  (b)      Incapacity.  ......................................5
                  (c)      Death. ............................................6
                  (d)      Termination Without Cause. ........................6
                  (e)      Release; Sole Remedy...............................6

         10.      ............................................................7

         11.      Specific Performance; Damages...............................7

         12.      Notices.....................................................7

         13.      Waivers.....................................................8

         14.      Preservation of Intent......................................8

         15.      Entire Agreement............................................8

         16.      Inurement; Assignment.......................................8

         17.      Amendment...................................................9

         18.      Headings....................................................9

         19.      Counterparts................................................9

         20.      Governing Law...............................................9

                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT (this "Agreement") dated as of April 14th, 1999, by and between DANIELSON HOLDINGS CORPORATION, a Delaware corporation having an office at 767 Third Avenue, New York, New York 10017 ("Employer" or the "Company"), and MICHAEL CARNEY an individual residing at 401 East 34th Street, Apt. 34E, New York, NY 10016 ("Employee").

                              W I T N E S S E T H:

         WHEREAS, Employer desires to engage Employee as an employee and Employee desires to provide his non-exclusive services to Employer in connection with Employer's business; and

         WHEREAS, both parties desire to clarify and specify the rights and obligations which each have with respect to the other in connection with Employee's employment.

         NOW, THEREFORE, in consideration of the agreements and covenants herein set forth, the parties hereby agree as follows:

          1.   Employment

          Employer  hereby  employs  Employee  as the  Chief  Financial
Officer of Employer, and Employee hereby accepts such employment and agrees to render his non-exclusive services as an employee of Employer, for the term of this Agreement (as set forth in Section 6 hereof), all subject to and on the terms and conditions herein set forth.

          2. Duties and Responsibilities of Employee

         (a) Employee shall be employed as the Chief Financial Officer of Employer, subject to the other provisions of this Section 2 and Section 3 below.

         (b) Employee shall be employed in the business of Employer and his duties and responsibilities shall be commensurate with those of a Chief Financial Officer of a company engaged in the business engaged in by Employer. As such, Employee shall be primarily responsible for the oversight of all financial matters relative to the Company. In the performance of his duties and responsibilities, Employee shall report to David Barse, in his capacity as President of the Company, and the Board of Directors of the Employer (the "Board"). Employee shall use his best efforts to maintain and enhance the business and reputation of Employer and shall perform such other duties commensurate with his position as may, from time to time, be designated to Employee by the Board or its designees.

          3.   Non-Exclusivity of Service

          Employee agrees to devote his business time, effort and attention as needed to the business and affairs of the Company on an non-exclusive basis. Employee shall be entitled to render his services from any location and shall not be required to be located at the Company's offices wherever located, although Employee shall be required to travel from time to time in connection with the performance of his duties hereunder.

          4.   Compensation; Bonus

          (a) In consideration for his services to be performed under this Agreement and as compensation therefor, Employee shall receive, in addition to all other benefits provided for in this Agreement, a base salary (the "Base Salary") at the rate of Seventy-Five Thousand ($75,000) Dollars per annum. All payments of Base Salary shall be payable in semi-monthly installments or otherwise in accordance with Employer's policies. Increases in Base Salary shall be reviewed annually by the Board in its sole discretion.

          (b) In addition to the Base Salary that Employee is to receive, Employee may also receive an annual discretionary performance bonus, payable at the end of each fiscal year, at the discretion of the Compensation Committee of the Board (the "Discretionary Bonus").

          (c) In addition to the Base Salary that Employee is to receive and the Discretionary Bonus that Employee may receive, Employee may also be granted stock options, at the discretion of the Compensation Committee of the Board (the "Discretionary Options").

          5.    Benefits

          In addition to the Base Salary, Discretionary Bonus and Discretionary Options provided for in Section 4 hereof, Employee shall be entitled to the following benefits during and in respect of the term of this
Agreement:

         (a) Employer shall reimburse an affiliated entity of Employer an appropriate, pro rata share of Employee's hospitalization, medical and dental insurance coverage and all other benefits in accordance with past practices, which is approximately, at present, $6,000 per calendar year.

         (b) Employee shall be entitled to four (4) weeks paid vacation to be taken by Employee at times mutually and reasonably agreed upon by Employer and Employee in addition to all other holidays established as part of Employer's standard practices.

         (c)  Employee   shall  be  entitled  to   reimbursement   for  all
reasonable travel, entertainment and other reasonable expenses incurred in connection with Employer's business, provided that such expenses are adequately documented and vouchered in accordance with Employer's policies.

        (d) All other benefits afforded similarly situated executive employees of Employer.

          6.   Term of Employment

                   The term of Employee's employment hereunder shall be from the date hereof for a period of two years (the "Term") or terminated prior thereto in accordance with Section 9 hereof.

          7.   Confidentiality

          (a) Employee agrees and covenants that, at any time during employment by Employer (which, for purposes of this Section 7 shall include Employer's subsidiaries and affiliates) or thereafter, he will not (without first obtaining the express permission of Employer) (i) at any time during employment by Employer and for a period of two (2) years thereafter, divulge to any person or entity, nor use (either himself or in connection with any business) any "Confidential Information" (as hereinafter defined in Section 7(c) hereof) and (ii) at any time during employment by Employer and for a period of two (2) years thereafter, divulge to any person or entity, nor use (either himself or in connection with any business) any "Trade Secrets" (as hereinafter defined in Section 7(c) hereof) to which he may have had access or which had been revealed to him during the course of his employment unless such disclosure is pursuant to a court order, disclosure in litigation involving the Employer or in any reports or applications required by law to be filed with any governmental agency after prior consultation with Employer, if practicable.

          (b) Any interest in patents, patent applications, inventions, copyrights, developments, innovations, methods, processes, analyses, drawings, and reports ("Inventions") which Employee now or hereafter during the period he is employed under this Agreement or otherwise may own or develop relating to the fields in which the Employer may then be engaged shall belong to the Employer; and Employee shall disclose the inventions to Employer and forthwith upon request of the Employer, Employee shall execute all such assignments and other documents and take all such other action as the Employer may reasonably request in order to vest in the Employer all right, title, and interest in and to the Inventions free and clear of all liens, charges, and encumbrances.

          (c)  As  used   in  this   Agreement,   the   term   "Confidential
Information" shall mean and include all information and data in respect of Employer's operations, financial condition, products, customers and business (including, without limitation, artwork, photographs, specifications, facsimiles, samples, business, marketing or promotional plans, creative written material and information relating to characters, concepts, names, trademarks and copyrights) which may be communicated to Employee or to which Employee may have access in the course of Employee's employment by Employer. Notwithstanding the foregoing, the term "Confidential Information" shall not include information which

               (i) is, at the time of the disclosure, a part of the public domain through no act or omission by Employee; or

               (ii) is  hereafter  lawfully  disclosed  to Employee by a
                    third   party  who  or  which  did  not  acquire  the
                    information under an obligation of confidentiality to or through Employer.

          As used in this Agreement, the term "Trade Secrets" shall mean and include information, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. In addition, the term "trade secrets" includes all information protectible as "trade secrets" under applicable law.

          Nothing in this Section 7 shall limit any protection, definition or remedy provided to Employer under any law, statute or legal principle relating to Confidential Information or Trade Secrets.

          8.   Non-Competition; Non-Solicitation

          (a) Employee hereby agrees and covenants that for a period of one year following his employment with Employer that he will not directly or indirectly engage in or become interested (whether as an owner, principal, agent, stockholder, member, partner, trustee, venturer, lender or other investor, director, officer, employee, consultant or through the agency of any corporation, limited liability company, partnership, association or agent or otherwise) in any business or enterprise that shall, at the time, be in whole or in substantial part competitive with any part of the business conducted by Employer during the period of Employee's employment with Employer (except that ownership of not more than 5% of the outstanding securities of any class of any entity that are listed on a national securities exchange or traded in the over-the-counter market shall not be considered a breach of this Section 8(a)).

          (b) Employee agrees and covenants that for a period of one year following his employment with Employer he will not (without first obtaining the written permission of Employer) directly or indirectly participate in the solicitation of any business of any type conducted by Employer during the period of Employee's employment with Employer from any person or entity which was a client or customer of Employer during the period of Employee's employment with Employer, or was a prospective customer of Employer from which Employee solicited business or for which a proposal for submission was prepared during the period of Employee's employment with Employer.

          (c). Employee agrees and covenants that for a period of one year following his employment with Employer he will not (without first obtaining the written permission of Employer) directly or indirectly, hire, recruit for employment, or induce or seek to cause such person to terminate his or his employment with Employer, any person who then is an employee of Employer or was an employee of Employer within six months prior to such hiring or solicitation.

          9.   Termination

          (a) Cause. Notwithstanding the terms of this Agreement, Employer may, upon the unanimous vote of the Board of Directors, discharge Employee and terminate this Agreement for cause ("Cause") in the event (i) of Employee's willful refusal to materially perform his duties hereunder with reasonable diligence or to follow, after written notice and an opportunity to cure, a lawful directive of the Board, (ii) Employee's commission of an act involving fraud, embezzlement, or theft against the property or personnel of the Company, (iii) Employee's engagement in gross reckless conduct that the Board in good faith determines will have a material adverse affect on the business, assets, properties, results of operations or financial condition of Employer, or (iv) Employee shall be convicted of a felony or (v) Employee engages in other criminal conduct that substantially jeopardizes the Employer's business. In the event Employee is discharged pursuant to this
Section 9(a), (i) Employee's Base Salary and Discretionary Bonus and all benefits under Section 5 hereof shall terminate immediately upon such discharge (subject to applicable law such as COBRA), (ii) all unvested options, including but not limited to unvested Discretionary Options, shall immediately expire, and all vested options, including but not limited to vested Discretionary Options, may be exercised by Employee until six (6) months after the date of termination under this Section 9(a), or for the remainder of their term, whichever is sooner, and (iii) Employer shall have no further obligations to Employee except for payment and reimbursement to Employee for any monies due to Employee which right to payment or reimbursement accrued prior to such discharge. Notwithstanding anything set forth herein, prior to Employer having the right to discharge Employee pursuant to clauses (i) or (iii) above, Employer shall first be required to give Employee at least thirty (30) days' prior written notice of any alleged breach under Section 9(a)(i) or 9(a)(iii) above (the "Notice"), and for such Notice to be effective it must specify in reasonable detail the nature of, and facts and circumstances relative to, such alleged Cause, and Employee shall have a reasonable opportunity to cure any such alleged improper actions within such thirty (30) day period (and in the event Employee actually cures any such alleged improper actions within such thirty (30) day period, the Notice shall automatically be deemed withdrawn).

          (b) Incapacity. Should Employee, in the reasonable judgment of a physician chosen by the Board, become incapacitated to the extent he is unable to perform his material duties pursuant to this Agreement for a period of six (6) consecutive months by reason of illness, disability or other incapacity, Employer may terminate this Agreement upon one month's notice after said six (6) month period. Employer shall have no further obligations to Employee or his legal representatives except to pay to Employee the balance of his Base Salary for the remainder of the Term of the Agreement and to pay to Employee the Discretionary Bonus, if any, for the year prior to Employee's incapacity. Upon Employee's termination under this Section 9(b) all unvested options, including but not limited to unvested Discretionary Options, shall automatically vest, and all of Employee's options, including but not limited to Discretionary Options, may be exercised by Employee, or Employee's legal guardian or representative, until one (1) year after the date of Employee's termination under this Section 9(b), or for the remainder of their term, whichever is sooner.

          (c) This Agreement shall terminate immediately upon the death of Employee, in which case Employer shall have no further obligations to Employee or his legal representatives; provided, however, that in the event that Employee's death occurs in connection with Employee's performance of his duties hereunder, Employer shall pay to Employee's legal representatives the balance of Employee's Base Salary for the remainder of the Term of the Agreement and to pay to Employee's legal representatives, within sixty (60) days of Employee's death, the Discretionary Bonus, if any, for the year prior to Employee's death. Upon Employee's death, all unvested options, including but not limited to unvested Discretionary Options, shall vest and all of Employee's options, including but not limited to Discretionary Options, may be exercised by Employee's estate until one (1) year from the date of Employee's death, or for the remainder of their term, whichever is sooner.

          (d) Termination Without Cause. In the event that Employee is discharged and this Agreement is terminated without Cause (Cause being defined as a reason for termination as set forth in Section 9(a) above) or for reason
other than as set forth in Sections 9(b)  or  9(c)  hereof,   Employee  shall
receive  upon such   termination  or resignation: (A) the balance of his Base
Salary for the remainder of the Term of the Agreement; (B) in the event that any bonus was actually paid to Employee under Section 4 above for the immediately preceding fiscal year, including but not limited to the Discretionary Bonus, Employee shall receive an identical bonus (or pro-rated portion thereof) with respect to the fiscal year of termination; and (C) all benefits under Section 5 hereof for the remaining Term, as applicable. In addition, upon Employee's termination under this Section 9(d) any unvested options, including but not limited to unvested Discretionary Options, shall automatically vest and all of Employee's options, including but not limited to Discretionary Options, may be exercised by Employee until one (1) year after the date of Employee's termination under this Section 9(d), or for the remainder of their term, whichever is sooner. All amounts due Employee under this Section 9(d) shall be paid to Employee without offset for any amounts earned by Employee in any other employment or from any other source.

          (e) Release; Sole Remedy. Notwithstanding anything to the contrary in this Agreement, the amounts, if any, payable, and the provision of benefits, if any, to Employee, required under the applicable provisions of this Section 9 in connection with the termination of Employee's employment, voluntarily or involuntarily, for any or no reason, shall be: (i) the only remedy, legal or equitable, available to Employee in connection with such termination, and the payment of such amounts and the provision of such benefits shall constitute liquidated damages;

and (ii) as a condition precedent to Employer's obligations to pay any such amounts or provide any such benefits, Employee shall have first executed and delivered to Employer the form of Release attached hereto as Exhibit A, and the seven day revocation period provided in said Release shall have expired without revocation of said Release by Employee.

          10.  Violation of Other Agreements

          Employee represents and warrants to Employer that he is legally able to enter into this Agreement and accept employment with Employer; that Employee is not prohibited by the terms of any agreement, understanding or policy from entering into this Agreement; that the terms hereof will not and do not violate or contravene the terms of any agreement, understanding or policy to which Employee is or may be a party, or by which Employee may be bound; and that Employee is under no physical or mental disability that would hinder the performance of his duties under this Agreement. Employee agrees that, as it is a material inducement to Employer that Employee make the foregoing representations and warranties and that they be true in all respects, Employee shall forever indemnify and hold Employer harmless from and against all liability, costs or expenses (including attorney's fees and disbursements) on account of the foregoing representations being untrue.

          11.  Specific Performance; Damages

          In the event of a breach or threatened breach of the provisions of Sections 7 and 8 hereof, Employee agrees that the injury which could be suffered by Employer would be of a character which could not be fully compensated for solely by a recovery of monetary damages. Accordingly, Employee agrees that in the event of a breach or threatened breach of Sections 7 and 8 hereof, in addition to and not in lieu of any damages sustained by Employer and any other remedies which Employer may pursue hereunder or under any applicable law, Employer shall have the right to seek equitable relief, including issuance of a temporary or permanent injunction, by any court of competent jurisdiction against the commission or continuance of any such breach or threatened breach, without the necessity of proving any actual damages or posting of any bond or other surety therefor. In addition to, and not in limitation of the foregoing, Employee understands and confirms that, in the event of a breach or threatened breach of Sections 7 and 8 hereof, Employee may be held financially liable to Employer for any loss suffered by Employer as a result.

          12.  Notices

          Any  and  all  notices,   demands  or  requests  required  or
permitted to be given under this Agreement shall be given in writing and sent, by registered or certified U.S. mail, return receipt requested, by hand, or by overnight courier, addressed to the parties hereto at their addresses set forth above or such other addresses as they may from time-to-time designate by written notice, given in accordance with the terms of this Section, together with copies thereof as follows:

                   In the case of Employer, with a copy to:

                            Zukerman Gore & Brandeis, LLP
                            900 Third Avenue
                            New York, New York  10022-4728

                            Attention: Andrew M. Chonoles, Esq.

Notice given as provided in this Section shall be deemed effective: (i) on the date hand delivered, (ii) on the first business day following the sending thereof by overnight courier, and (iii) on the seventh calendar day (or, if it is not a business day, then the next succeeding business day thereafter) after the depositing thereof into the exclusive custody of the U.S. Postal Service.

          13.  Waivers

          No waiver by any party of any default with respect to any provision, condition or requirement hereof shall be deemed to be a waiver of any other provision, condition or requirement hereof; nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

          14.  Preservation of Intent

          Should any provision of this Agreement be determined by a court having jurisdiction in the premises to be illegal or in conflict with any laws of any state or jurisdiction or otherwise unenforceable, Employer and Employee agree that such provision shall be modified to the extent legally possible so that the intent of this Agreement may be legally carried out.

          15.  Entire Agreement

          This Agreement sets forth the entire and only agreement or understanding between the parties relating to the subject matter hereof and supersedes and cancels all previous agreements, negotiations, letters of intent, correspondence, commitments and representations in respect thereof among them, and no party shall be bound by any conditions, definitions, warranties or representations with respect to the subject matter of this Agreement except as provided in this Agreement.

          16.  Inurement; Assignment

                   The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon any successor of Employer or to the business of Employer, subject to the provisions hereof. Employer may assign this Agreement to any person, firm or corporation controlling, controlled by, or under common control with Employer. Neither this Agreement nor any rights or obligations of Employee hereunder shall be transferable or assignable by Employee.

          17.  Amendment

          This Agreement may not be amended in any respect except by an instrument in writing signed by the parties hereto.

          18.  Headings

          The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

          19.  Counterparts

          This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

          20.  Governing Law

         This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of New York, without giving reference to principles of conflict of laws. Each of the parties hereto irrevocably consents to the venue and jurisdiction of the federal and state courts located in the State of New York, County of New York.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                 EMPLOYEE:

                                  /s/ Michael Carney
                                 _______________________________
                                 MICHAEL CARNEY


                                 EMPLOYER:

                                 DANIELSON HOLDINGS CORPORATION




                                 By: /s/ David Barse
                                    ___________________________
                                    Name: David Barse
                                    Title: President

                                    Exhibit A

                                     RELEASE

         1. Pursuant to the terms of the Employment Agreement made as of ___ , 1999, between Danielson Holdings Corporation, a Delaware corporation (the "Company"), and the undersigned (the "Agreement"), and in consideration of the payments made to me and other benefits to be received by me pursuant thereto, I, ____________ , being of lawful age, do hereby release, and forever discharge, the Company, its subsidiaries and affiliates and their respective directors, officers, shareholders, subsidiaries, agents, employees and affiliates, from any and all actions, causes of action, claims, or demands for general, special or punitive damages, attorney's fees, expenses, or other compensation, which in any way relate to or arise out of my employment with the Company or any of its subsidiaries or the termination of such employment (but not for actions, causes of action, claims or demands not directly related to such employment or termination of employment, even if arising at the time of termination), which I may now or hereafter have under any federal, state or local law, regulation or order, including without limitation, under the Age Discrimination in Employment Act, as amended, through and including the date of this Release; provided, however, that this Release shall not release the Company's obligations with respect to (a) payment of the severance payments and compliance with the other provisions of Section 9 of the Agreement, and (b) paragraph 2 of this Release.

         2. The Company agrees that, from and after the date hereof, if asked about the undersigned's separation from the Company, except as otherwise required by applicable law, the Company will not make any public statement regarding such separation other than that the undersigned has left the Company to pursue other interests. From and after the date hereof, the Company will not intentionally make any defamatory or disparaging statements about the undersigned or the undersigned's performance for the Company. For purposes of this paragraph 2 only, the Company shall mean only the directors and executive officers of the Company (as long as the foregoing persons are still directly or indirectly affiliated with the Company), and shall specifically include David Barse, Harold Drachman, Michael Carney and Ian Kirschner (as long as the foregoing persons are still directly or indirectly affiliated with the Company).

         3. I agree that, from and after the date hereof, if asked about my separation from the Company, except as otherwise required by applicable law, I will not make any public statement regarding such separation other than that I have left the Company to pursue other interests. From and after the date hereof, I will not intentionally make any defamatory or disparaging statements about the Company, its subsidiaries or affiliates or their products, services, directors, officers, shareholders, employees, agents, customers or business relationships.



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


         4. I further state that I have read this Release and the Agreement referred to herein, that I know the contents of both and that I have executed the same as my own free act.

         WITNESS my hand this ___ day of _______________________ , ____.



                                   __________________________
                                   [Employee]



AGREED AND ACKNOWLEDGED
THIS ______ DAY OF ___________ , ______

DANIELSON HOLDINGS CORPORATION


By: _________________________


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